Exhibit 5.1

April 19, 2013

Callon Petroleum Company
200 North Canal Street
Natchez, Mississippi 39120

Re:	Registration Statement on Form S-8 of 500,000 Shares of Common Stock of Callon Petroleum Company

Ladies and Gentlemen:

We have acted as counsel for Callon Petroleum Company, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof, which relates to the registration of shares of the Company's common stock, $0.01 par value per share (the “Common Stock”), issuable pursuant to the Company's Employee Savings and Protection Plan (the “Plan”).

In connection therewith, we have examined (i) the Certificate of Incorporation, as amended, and the Bylaws of the Company; (ii) the Plan; and (iii) such other documents, corporate records, certificates and other instruments as we have deemed necessary or advisable for the expression of the opinions contained herein.

In making the foregoing examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Furthermore, we have assumed that prices paid for shares of Common Stock will equal or exceed the par value per share of the Common Stock. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Certificate of Incorporation (as amended), Bylaws, Plan, minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the 500,000 shares of Common Stock covered by the Registration Statement, which may be issued from time to time pursuant to the purchase of shares of Common Stock in accordance with the terms of the Plan, have been duly authorized for issuance by the Company, and, when so issued in accordance with the respective terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

The foregoing is limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported decisions interpreting these laws) and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP